EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Hooper Holmes, Inc.

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-57769) and on Form S-8 (No. 333-72422, No. 333-57771, No. 333-04785 and No. 33-53086) of Hooper Holmes, Inc. of our report dated October 24, 2002, with respect to the balance sheet of 684 Associates, Ltd. D/B/A, D & D Associates as of December 31, 2001, and the related statements of income and cash flows for the year then ended, which report appears in the Form 8-K/A of Hooper Holmes, Inc. dated December 30, 2002.

/S/    KPMG LLP

KPMG LLP

Melville, New York
December 30, 2002

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